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                                                                   EXHIBIT 10.55

                                December 6, 1996

Empire Industries, Inc.
501 Daniel Street
Tarboro, North Carolina

                  Re: First Amendment to Amended and Restated Loan and Security Agreement

Gentlemen:

         Reference is made to that certain Loan and Security Agreement (as amended, the "Loan Agreement") dated as of May 29, 1996 among Empire Industries, Inc., LaSalle National Bank as collateral agent ("Collateral Agent") for itself ("LaSalle"), BT Commercial Corporation, as a lender ("BTCC") and each other lender now or hereafter a party to the Loan Agreement (LaSalle, BTCC and each such other lender are sometimes collectively referred to as "Lenders"), BTCC as administrative agent for all Lenders ("Administrative Agent") and all other Lenders. Borrower has requested that Collateral Agent, Administrative Agent and Lenders agree to amend the Loan Agreement in certain respects. Agents and Lenders are willing to do so on the terms and subject to the conditions set forth herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1.  The Loan Agreement is hereby amended as follows:

                  (a) Subparagraph 1(h)(iv) is hereby amended and restated as follows:

                  "(iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, and either (a) is due and payable within sixty (60) days after the date of the invoice and does not remain unpaid ninety
         (90) days past the date thereof, (b) with respect to "datings" (including Accounts payable ninety (90) days past the invoice date thereof), is due and payable within one hundred eighty (180) days after the date of invoice and does not remain unpaid thirty (30) days past the due date thereof; provided that such invoices may remain unpaid up to sixty (60) days past the due date thereof for the period beginning January 1, 1997 and ending March 31, 1997 or (c) with respect to datings having longer than

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         one hundred eighty (180) day terms, is due and payable within two hundred ten (210) days of the invoice date thereof and does not remain unpaid two hundred ten (210) days past the invoice date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid (a) ninety (90) days after the invoice date thereof, with respect to Accounts other than datings, (b) thirty (30) days past the due date thereof with respect to datings of one hundred eighty (180) days or less, or sixty (60) days for the period beginning January 1, 1997 and ending March 31, 1997 or (c) two hundred ten (210) days after the invoice date thereof with respect to datings having more than one hundred eighty (180) day terms, up to two hundred ten (210) day terms, then all Accounts owing by that Account Debtor shall be deemed ineligible;"

                  (b) Paragraph 2(b) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

                  "(b) Notify each Lender by telecopy or other similar form of teletransmission of the proposed advance on the same day Collateral Agent is notified or deemed notified by Borrower of Borrower's request for an advance pursuant to Paragraph 2 of this Agreement. Each Lender shall remit, to the demand deposit account designated by Borrower at or prior to three o'clock p.m., Chicago time, on the date of notification, if such notification is made before twelve o'clock noon, Chicago time, or by ten o'clock a.m., Chicago time, on the business day immediately succeeding the date of such notification, if such notification is made after twelve o'clock noon, Chicago time, immediately available funds in an amount equal to such Lender's Pro Rata Share of such proposed advance."

                  (c) Paragraph 8(a) is hereby amended to delete the provisos at the end of the fifth sentence thereof such that the sentence now reads as follows:

         "Borrower agrees that all payments made to such Lockbox Account or otherwise received by Collateral Agent, whether in respect of the Accounts or as proceeds of other Collateral or otherwise will be applied on account of the Liabilities in accordance with the terms of this Agreement."

                  (d) Paragraphs 12(o) and 12(p) of the Loan Agreement are hereby amended and restated in their entirety, as follows:

                  "(o) Borrower's Tangible Net Worth shall not at any time be less than the "Minimum Tangible Net Worth";


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         Minimum Tangible Net Worth being defined for purposes of this subparagraph as (i) $9,000,000 for the period beginning December 31, 1996 and ending May 30, 1997, (ii) $10,500,000 for the period beginning May 31, 1997 and ending September 29, 1997, (iii) $13,000,000 for the period beginning September 30, 1997 and ending December 30, 1997 (iv) $15,000,000 for the period beginning December 31, 1997 and ending December 30, 1998 and (v) thereafter for each period from December 31 of each year through December 30 of the following year, Minimum Tangible Net Worth shall equal the Minimum Tangible Net Worth during the immediately preceding period, plus $2,000,000; provided, that in all cases Minimum Tangible Net Worth shall automatically be adjusted as follows: (A) it shall be increased dollar-for-dollar by the first $3,000,000 of equity raised by Borrower's Parent and by 50% of any equity raised in excess of $3,000,000, and (B) it shall be increased or decreased, as applicable, by the amount any sale of assets or product lines is greater than or less than the value attributed to such assets or product line in determining Tangible Net Worth as of September 30, 1996; "Tangible Net Worth" being defined for purposes of this subparagraph as Borrower's shareholders' equity (including retained earnings) less the book value of all intangible assets as determined solely by Collateral Agent on a consistent basis plus the amount of LIFO reserve plus the amount of any debt subordinated to Agents and Lenders on the date hereof, all as determined under generally accepted accounting principles applied on a basis consistent with the financial statement most recently presented to Collateral Agent prior to the date hereof except as set forth herein;

                  (p) The ratio during each period of (i) the sum of Borrower's Net Income before payment or provision for taxes measured by income, plus, without duplication, Interest Expense, amortization and depreciation expense and other non-cash items reducing Net Income during such period, to (ii) Interest Expense during such period, shall not be less than (A) 1.50 to 1.00 as of the last day of each month commencing with the month ending March 31, 1997 through the month ending July 31, 1997, for the period from January 1, 1997 to such date,
         (B) 2.0 to 1.00 as of the last day of each month commencing with the month ending August 31, 1997 through the month ending December 31, 1997, for the period from January 1, 1997 to such date and (C) 2.50 to
         1.00 as of the last day of each fiscal quarter of Borrower thereafter, commencing March 31, 1998, for the four (4) fiscal quarter period ending on such date;"

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                  (e) Paragraph 13 of the Loan Agreement is hereby amended to add a new subparagraph (n) as follows;

                  "(n) Borrower shall fail to receive an equity contribution of at least Six Million Dollars ($6,000,000) between November 15, 1996 and April 30, 1997, on terms and subject to conditions satisfactory to Agents and Lenders."

                  (f) Paragraph (1) of Exhibit A to the Loan Agreement is hereby amended and restated in its entirety, as follows:

     "(1) LOAN LIMIT: Each Lender, severally and not jointly, agrees to make its Pro Rata Share of such Loans as Borrower shall request from time to time from the date hereof, subject to the terms and conditions set forth in this Agreement, up to the sum of the following sublimits (the "Loan Limit"):

              (a) Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts; plus

              (b) Up to sixty-five percent (65%) of the lower of the cost or market value of Borrower's Eligible Inventory consisting solely of finished goods (other than finished goods which are in transit); plus

              (c) Up to fifty percent (50%) of the lower of the cost or market value of Borrower's Eligible Inventory consisting solely of finished goods or finished components of goods which are in transit or Five Hundred Thousand Dollars ($500,000), whichever is less; plus

              (d) Up to (i) for the period from November 15, 1996 through April 30, 1997, sixty percent (60%) and (ii) at all other times fifty percent (50%), of the lower of the costs or market value of Borrower's Eligible Inventory consisting solely of raw materials less than one (1) year old; plus

              (e) Up to forty percent (40%) of the lower of the cost or market value of Borrower's Eligible Inventory consisting solely of work-in-process or Two Million Dollars ($2,000,000), whichever is less; plus

              (f) Subject to Paragraph (2) of this Exhibit A, up to fifty percent (50%) against the face amount of commercial Letters of Credit issued by Issuing Bank for the purpose of purchasing Inventory, provided

                                       -8-


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                     that such commercial Letters of Credit are in form and
                     substance satisfactory to Collateral Agent; plus

              (g) Subject to Paragraphs (3)(a) and (3)(c) hereof, up to Nine Million One Hundred Thousand Dollars ($9,100,000) with respect to Borrower's Equipment; plus

              (h) Subject to Paragraphs (3)(b) and (3)(d) hereof, up to Three Million Dollars ($3,000,000) with respect to Borrower's real property located at 501 Daniel Street, Tarboro, North Carolina; plus

              (i) Subject to Paragraph (3)(f) hereof, up to Four Million Dollars ($4,000,000) as a special accommodation; minus

              (j) Such reserves as Collateral Agent elects, in its reasonable discretion, to establish from time to time, including, without limitation, a reserve to pay royalties or other licensee fees with respect to patents, trademarks and copyrights licensed by Borrower in connection with the production or sale of Inventory, in the event that Collateral Agent becomes aware that such license fees or royalties are not being paid in a timely fashion or following the occurrence and during the continuance of an Event of Default;

              provided that the advances at subparagraphs (b), (c), (d), (e) and
              (f) above shall in no event exceed the aggregate amount of Twenty-Five Million Dollars ($25,000,000); and further provided, that the aggregate amount of Loans outstanding at any time shall in no event exceed Eighty-Five Million Dollars ($85,000,000) (the "Loan Limit")."

              (g) Paragraph (3) of Exhibit A to the Loan Agreement is hereby amended to add a new subparagraph (f) as follows:

              "(f) The availability described in Paragraph (1)(i) above shall be automatically curtailed by (i) the amount of any proceeds of any tax refund received by Borrower or its Parent, (ii) the amount of any proceeds received by Borrower from the refinancing of Borrower's real property located at 501 Daniel Street, Tarboro, North Carolina in excess of the amount of Borrower's then remaining availability pursuant to Paragraph
     (1)(h) above, (iii) the amount of the net cash proceeds of any equity contribution received by Borrower or its Parent, on a dollar-for-dollar basis (or such lesser amount as determined by Agents and Lenders in their sole discretion) and (iv) 25% of the then remaining availability on each Monday in April 1997, commencing April 7, 1997; provided, that unless such availability is reduced to $0 prior to such

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     date as a result of the foregoing, such availability shall be reduced to $0 on April 28, 1997 and at all times thereafter. The availability reductions described in this Paragraph (3)(f) shall not reduce the Maximum Loan Amount of any Lender or reduce the aggregate Loan Limit of Eighty-Five Million Dollars ($85,000,000) set forth in Paragraph (1) of this Exhibit A"

              (h) Paragraph (4) of Exhibit A to the Loan Agreement is hereby amended and restated in its entirety as follows:

     "(4) INTEREST RATE: Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of one and three-quarters percent (1.75%) plus LaSalle's publicly announced prime rate (which is not intended to be LaSalle's lowest or most favorable rate in effect at any time) (the "Prime Rate") in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate."

              (i) Paragraph (5) of Exhibit A to the Loan Agreement is hereby deleted in its entirety and replaced with the phrase "Intentionally Omitted".

              (j) Schedules 11(l) and 12(l) are hereby amended and restated on their entirety as set forth on Exhibit A hereto.

              2. As a condition to Agents and Lenders to the amendments set forth above, Borrower agrees to pay to Collateral Agent, for the ratable benefit of Lenders, a fee in the amount of $212,500, which fee shall be fully earned upon this Amendment becoming effective. Concurrently with execution by Borrower of this Amendment Borrower shall pay to Collateral Agent $100,000 of such fee. The remaining $112,500 shall be payable on April 30, 1997; provided, that in the event that Borrower has received an equity contribution of at least $6,000,000 on terms and conditions acceptable to Agents and Lenders after the date hereof but prior to April 30, 1997, Agents and Lenders agree to waive payment of the remaining $112,500, Collateral Agent agrees to pay to each Lender its Pro Rata Share of such fee within three (3) Business Days of receipt thereof by Collateral Agent.

              3. This Amendment shall not become effective until (i) this Amendment is fully executed by all parties hereto, (ii) Borrower's Parent executes an amendment to its Subordination Agreement in favor of Collateral Agent, Administrative and Lenders in the form of Exhibit B hereto, and (iii) Borrower pays to Collateral Agent $100,000 as described above.

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              Except as expressly amended hereby, the Loan Agreement and Exhibit
A thereto remain unchanged and of full force and effect in accordance with the terms thereof.

                                            LASALLE NATIONAL BANK, as Collateral
Agent                                                and Lender

                                            By    /s/  Robert Corsentino
                                            Its:  Senior Vice President

Consented and agreed to this 6th day of December, 1996.

BT COMMERCIAL CORPORATION, as Administrative Agent and a Lender

By    /s/  Wayne D. Hillock
Its:  Senior Vice President


CONGRESS FINANCIAL CORPORATION (CENTRAL), as a
Lender

By    /s/  George Kalesnik
Its:  Senior Vice President

Accepted and agreed to this 6th day of December, 1996.


EMPIRE INDUSTRIES, INC.

By    /s/ Marvin Smollar
Its:  President



                                      -11-


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                                                                       EXHIBIT A

                                 SCHEDULE 11(l)

              (a) Notwithstanding the provisions of Paragraph 11(l) of the Loan and Security Agreement, so long as no Event of Default is then in existence or would be caused thereby, Borrower may pay management fees to Borrower's Parent in an amount equal to the interest payable by Borrower's Parent with respect to the 12% Senior Subordinated Notes outstanding with respect to Borrower's Parent on the date hereof and any indebtedness incurred to refinance such Senior Subordinated Notes (excluding any interest on a loan from Borrower to refinance such Senior Subordinated Notes), provided, that no such payments shall be permitted until June 30, 1997.

              (b) Ongoing business transactions between Borrower and Marchon Toys, Ltd.


                                 SCHEDULE 12(l)

              Notwithstanding the provisions of Paragraph 12 (l) of the Loan and Security Agreement, so long as no Event of Default is then in existence or would be caused thereby, Borrower may make the following dividend payments:

              (i) On a quarterly basis, after providing Collateral Agent financial statements evidencing Borrower's compliance with the requirements hereof, Borrower may pay dividends to its Parent in amounts necessary to pay contingent obligations of Borrower's Parent which are listed on Exhibit A to this Schedule 12(l) and are then due and owing; provided, that the amounts paid shall not exceed $3,600,000 in the aggregate from and after the date hereof.

              (ii) On a quarterly basis, after providing Collateral Agent with financial statements and tax returns evidencing Borrower's compliance with the requirements hereof, Borrower may make payments to its Parent in an amount equal to Borrower's share of the Parent's consolidated tax obligations when due, provided, that (a) such payments shall not exceed the payments which would be made if the Borrower had entered into a tax sharing agreement which meets the requirements of Treas. Reg. ss.ss. 1.1552-1(a)(2) and 1.1502-33(d)(3) (based on the assumption that the percentage described in Treas. Reg. ss. 1.1502-33(d)(3)(i) is 100%) (a "Complying Tax Sharing Agreement"), (b) any payments from other members of the consolidated group to which the Borrower would be entitled under a Complying Tax Sharing Agreement will be paid immediately after the amount can be calculated, (c) if the amount due from Borrower in respect of a fiscal year calculated pursuant to Treas. Reg. ss. 1.1552-1(a)(2) without regard to Treas. Reg. ss. 1.1502-33(d) exceeds the amount due from Borrower under a Complying Tax Sharing Agreement, the payment attributable to such excess shall be

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deferred to the third anniversary of the due date of the tax return to which such payment relates, and (d) if any amounts are distributed by Borrower pursuant to (ii) above to pay part or all of the contingent obligations listed on Exhibit A, the payment otherwise due under (c) above will be reduced by the portion thereof attributable to the deductions which result from such part of such contingent obligations.


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                                                                       EXHIBIT B

                   FIRST AMENDMENT TO SUBORDINATION AGREEMENT

              This First Amendment to Subordination Agreement is made this 6th day of December, 1996 between Empire of Carolina, Inc. ("Junior Creditor") and LaSalle National Bank as collateral agent ("Collateral Agent") for the benefit of itself, BT Commercial Corporation as administrative agent ("Administrative Agent") and all lenders ("Lenders") now or hereafter a party to that certain Loan and Security Agreement among Empire Industries, Inc. ("Borrower"), Collateral Agent, Administrative Agent and Lenders dated as of May 29, 1996 (as amended from time to time, the "Loan Agreement").

              Reference is made to that certain Subordination Agreement dated as of May 29, 1996 executed by Junior Creditor in favor of Collateral Agent, Administrative Agent and Lenders (the "Subordination Agreement"). Borrower has requested that Collateral Agent, Administrative Agent and Lenders agree to amend the Loan Agreement in certain respects, and Collateral Agent, Administrative Agent and Lenders have agreed to do so; provided that Junior Creditor amend its Subordination Agreement to limit the permitted payments that may be made thereunder.

              Therefore, Junior Creditor and Collateral Agent hereby agree as follows:

              1. Rider A - Special Provisions to the Subordination Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

              2. Except as expressly amended hereby, the Subordination Agreement remains unchanged and of full force and effect in accordance with the terms hereof.

              IN WITNESS WHEREOF the parties have executed this Amendment as of the date set forth above.

                              EMPIRE OF CAROLINA, INC.

                              By    /s/ Marvin Smollar
                              Its:  President

                              LASALLE NATIONAL BANK, as Collateral Agent


                              By    /s/  Robert Corsentino
                              Its:  Senior Vice President

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Consented and Agreed to this 6th day of
December, 1996.

EMPIRE INDUSTRIES, INC.


By:   /s/ Marvin Smollar
Its:  President

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             Exhibit A to First Amendment to Subordination Agreement

                          RIDER A - SPECIAL PROVISIONS

     This Rider A - Special Provisions is attached to and made a part of that certain Subordination Agreement (the "Agreement") of even date herewith executed by Empire of Carolina, Inc. (the "Undersigned") and consented to by Empire Industries, Inc. ("Borrower").

     1. Permitted Payments. Notwithstanding anything contained in the Agreement to the contrary, provided no Event of Default (as defined in that certain Loan and Security Agreement dated of even date herewith among Collateral Agent, Administrative Agent, Lenders and Borrower) exists at the time of, or would be created by, the making of any such payment, Borrower shall be permitted to make and the Undersigned shall be permitted to receive payment of the management fees described on Schedule 11(l) of the Loan Agreement.

     Payments permitted by this Rider A and made at the times specified herein are hereinafter referred to as "Permitted Payments." The Undersigned acknowledges and agrees that no other payments to the Undersigned, including, without limitation, any other payments, whether constituting prepayments or otherwise, of the Junior Debt Instruments, shall be Permitted Payments.

                                                     EMPIRE OF CAROLINA, INC.

                                                     By    /s/ Marvin Smollar
                                                     Its:  President


Accepted and Agreed to this 6th day of
December, 1996.

LASALLE NATIONAL BANK, as Collateral Agent


By:    /s/  Robert Corsentino
Its:  Senior Vice President